Exhibit 99.1

2014-09
Contact:   Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES SECOND QUARTER EARNINGS

•	Second quarter earnings per share of $1.00, excluding unusual items
•	Margins expand sequentially
•	4.5 million shares repurchased during quarter
•	Full year earnings guidance raised

HOUSTON (July 24, 2014) -- Cameron (NYSE: CAM) reported earnings per share for the second quarter of 2014 of $1.00 excluding unusual items. This compares to earnings per share for the second quarter of 2013 of $0.77 excluding unusual items. The unusual items for the second quarter of 2014 were after-tax credits of $0.02 per share and a $0.06 per share gain from discontinued operations. The unusual items for the second quarter of 2013 were charges and the tax consequences related to the formation of OneSubsea of $0.22 and a $0.02 per share gain from discontinued operations.

The Company reported GAAP earnings per diluted share of $1.08 for the second quarter of 2014, as compared to $0.57 for the second quarter of 2013.

Year-over-year revenues increase

Revenues were a second quarter record of $2.64 billion, up nearly 20 percent from $2.21 billion a year ago. Cameron Chairman, President and Chief Executive Officer Jack B. Moore noted that each business within the Drilling and Production Systems group enjoyed sequential as well as year-over-year revenue growth. The Valves & Measurement group also saw sequential revenue improvement. Moore commented, “Revenue gains were driven by record backlogs established in 2013, better efficiency within our manufacturing operations and record North American surface and valves orders and sales.”

Margins improve sequentially

Moore stated, “Sequential margin improvement was achieved in each of our businesses, with DPS showing a 140 basis point margin expansion. Our Drilling Systems business had the largest sequential expansion. Our progress with the Drilling Systems capacity build-out has allowed us to increase throughput and improve margins significantly during the quarter. We have begun a margin expansion trend driven by better pricing in our backlog, improved execution, elimination of lower margin non-core businesses and aggressive cost control.”

Orders and backlog strong

Total orders for the quarter were $2.44 billion, up from $2.24 billion a year ago, an increase of 9 percent. “Orders for the second quarter were driven by our drilling, surface and valves businesses”, Moore said, “and with a more robust outlook for North America and several deepwater projects expected to move forward in the second half, we expect to see a record level of backlog at year-end.”

Cameron’s backlog at the end of the second quarter was $11.1 billion, down slightly from its historical high of $11.4 billion at the end of 2013. Second quarter backlog is up over 7 percent from prior year levels.

Share repurchase activity continued

The Company continued to repurchase its shares, acquiring 4.5 million shares during the quarter. Year-to-date the Company has repurchased 19.7 million shares. This follows a record year in 2013, when 27 million shares were repurchased. Fully diluted shares outstanding at the end of the second quarter were 204 million. Remaining authorization for future share repurchases was $456 million at the end of the quarter.

 Capital investment opportunities continue

The Company invested $73 million in capital expenditures in the second quarter, primarily in Surface Systems and OneSubsea. Full year capital expenditures are expected to be between $450 and $500 million. Focus will be on supporting rapidly expanding onshore markets and aftermarket services for Drilling Systems and OneSubsea.

Full year earnings guidance raised

Based upon the Company’s expected continued margin expansion over the back half of the year as well as robust market conditions in North America, the Company is raising its full year earnings outlook to a range of $4.00 to $4.25 per share excluding unusual items. Cameron currently expects third quarter earnings from continuing operations to be in the range of $1.10 to $1.20 per diluted share excluding unusual items.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding market conditions, anticipated earnings of the Company, including those of OneSubsea, for the third quarter and full year 2014, as well as expectations regarding improved margin expansion and improved execution in its drilling business, orders and increased capital spending, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products, particularly as affected by North American activity; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Drilling & Production Systems	$1,903	$1,438	$3,608	$2,707
Valves & Measurement	536	534	1,028	1,056
Process & Compression Systems	202	237	436	507
Total revenues	2,641	2,209	5,072	4,270

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,893	1,567	3,658	3,020
Selling and administrative expenses	346	315	675	618
Depreciation and amortization	90	67	177	135
Interest, net	30	25	62	51
Other costs (credits)	(4)	35	44	66
Total costs and expenses	2,355	2,009	4,616	3,890

Income from continuing operations before income taxes	286	200	456	380
Income tax provision	(66)	(64)	(114)	(97)
Income from continuing operations	220	136	342	283
Income from discontinued operations, net of income taxes	13	4	7	6
Net income	233	140	349	289
Net income attributable to noncontrolling interests	12	–	17	–
Net income attributable to Cameron stockholders	$221	$140	$332	$289

Amounts attributable to Cameron stockholders:
Income from continuing operations	$208	$136	$325	$283
Income from discontinued operations	13	4	7	6
Net income attributable to Cameron stockholders	$221	$140	$332	$289
Earnings per common share attributable to Cameron stockholders:
Basic
Continuing operations	$1.02	$0.55	$1.55	$1.15
Discontinued operations	0.06	0.02	0.04	0.02
Earnings per share attributable to Cameron stockholders	$1.08	$0.57	$1.59	$1.17

Diluted
Continuing operations	$1.02	$0.55	$1.54	$1.14
Discontinued operations	0.06	0.02	0.04	0.02
Earnings per share attributable to Cameron stockholders	$1.08	$0.57	$1.58	$1.16
Shares used in computing earnings per common share:
Basic	204	247	209	247
Diluted	205	248	211	249

EBITDA, excluding other costs (credits):
Drilling & Production Systems	$304	$239	$553	$438
Valves & Measurement	119	119	225	242
Process & Compression Systems(1)	20	23	43	49
Corporate and other(2)	(41)	(54)	(82)	(97)
Total	$402	$327	$739	$632

(1)	Excludes discontinued operations
(2)	Corporate EBITDA amounts exclude $(4) million and $35 million of other costs (credits) for the three-month periods ended June 30, 2014 and 2013; and $44 million and $66 million for the six month periods ended June 30, 2014 and 2013.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets:
Cash and cash equivalents	$1,525	$1,813
Short-term investments	56	41
Receivables, net	2,548	2,719
Inventories, net	3,268	3,133
Other	385	463
Total current assets	7,782	8,169

Plant and equipment, net	2,015	2,037
Goodwill	2,704	2,925
Intangibles, net	856	904
Other assets	235	214
Total Assets	$13,592	$14,249

Liabilities and Stockholders’ Equity:
Short-term debt	$562	$297
Accounts payable and accrued liabilities	3,506	3,883
Accrued income taxes	100	80
Total current liabilities	4,168	4,260

Long-term debt	2,814	2,563
Deferred income taxes	251	277
Other long-term liabilities	229	233
Total liabilities	7,462	7,333

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at June 30, 2014 and December 31, 2013	3	3
Capital in excess of par value	3,220	3,207
Retained earnings	5,152	4,820
Accumulated other elements of comprehensive income (loss)	(76)	(80)
Less: Treasury stock, 60,027,350 shares at June 30, 2014 (41,683,164 shares at December 31, 2013)	(3,261)	(2,098)
Total Cameron stockholders’ equity	5,038	5,852
Noncontrolling interests	1,092	1,064
Total equity	6,130	6,916

Total Liabilities and Stockholders’ Equity	$13,592	$14,249

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Cash flows from operating activities:
Net income	$233	$140	$349	$289
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of Reciprocating Compression business	(95)	–	(95)	–
Depreciation	71	59	139	115
Amortization	19	11	38	25
Non-cash stock compensation expense	15	14	30	27
Gain from remeasurement of prior interest in equity method investment	(8)	–	(8)	–
Deferred income taxes and tax benefit of employee stock compensation plan transactions transactions	34	(2)	17	12
Changes in assets and liabilities, net of translation, and non-cash items:
Receivables	171	(236)	111	(71)
Inventories	(53)	(124)	(228)	(340)
Accounts payable and accrued liabilities	(257)	212	(471)	7
Other assets and liabilities, net	83	(44)	157	(57)
Net cash provided by operating activities	213	30	39	7
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	18	353	23	628
Purchases of short-term investments	(33)	(135)	(38)	(421)
Capital expenditures	(73)	(99)	(178)	(182)
Proceeds received from sale of Reciprocating Compression business, net	547	–	547	–
Other dispositions (acquisitions), net	(18)	8	(18)	9
Proceeds received and cash acquired from formation of OneSubsea	–	603	–	603
Proceeds from sales of plant and equipment	4	3	10	4
Net cash provided by investing activities	445	733	346	641
Cash flows from financing activities:
Issuance of senior notes	500	–	500	–
Debt issuance costs	(4)	–	(4)	–
Short-term loan borrowings (repayments), net	(321)	(28)	9	9
Purchase of treasury stock	(303)	(93)	(1,205)	(125)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	16	7	25	29
Excess tax benefits from employee stock compensation plan transactions	4	2	6	8
Principal payments on capital leases	(5)	(7)	(8)	(10)
Net cash used for financing activities	(113)	(119)	(677)	(89)
Effect of translation on cash	8	(8)	4	(27)
Increase (decrease) in cash and cash equivalents	553	636	(288)	532
Cash and cash equivalents, beginning of period	972	1,082	1,813	1,186
Cash and cash equivalents, end of period	$1,525	$1,718	$1,525	$1,718

Cameron
Orders and Backlog
($ millions)

Orders(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Drilling & Production Systems	$1,690	$1,503	$3,449	$4,246
Valves & Measurement	517	524	1,053	1,062
Process & Compression Systems	229	212	416	480
Total	$2,436	$2,239	$4,918	$5,788

Backlog(1)

	June 30, 2014	December 31, 2013	June 30, 2013

Drilling & Production Systems	$9,209	$9,451	$8,470
Valves & Measurement	1,026	1,017	1,063
Process & Compression Systems	908	942	832
Total	$11,143	$11,410	$10,365

(1)	Excludes discontinued operations

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended June 30, 2014
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total
Income (loss) from continuing operations before income taxes	$235	$107	$13	$(69)	$286
Depreciation & amortization	69	12	7	2	90
Interest, net	–	–	–	30	30
Other costs (credits)	–	–	–	(4)	(4)
EBITDA, excluding other costs	$304	$119	$20	$(41)	$402

	Three Months Ended June 30, 2013
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total
Income (loss) from continuing operations before income taxes	$196	$109	$17	$(122)	$200
Depreciation & amortization	43	10	6	8	67
Interest, net	–	–	–	25	25
Other costs	–	–	–	35	35
EBITDA, excluding other costs	$239	$119	$23	$(54)	$327

(1)	Excludes discontinued operations

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Six Months Ended June 30, 2014
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total
Income (loss) from continuing operations before income taxes	$418	$201	$28	$(191)	$456
Depreciation & amortization	135	24	15	3	177
Interest, net	–	–	–	62	62
Other costs	–	–	–	44	44
EBITDA, excluding other costs	$553	$225	$43	$(82)	$739

	Six Months Ended June 30, 2013
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total
Income (loss) from continuing operations before income taxes	$350	$222	$37	$(229)	$380
Depreciation & amortization	88	20	12	15	135
Interest, net	–	–	–	51	51
Other costs	–	–	–	66	66
EBITDA, excluding other costs	$438	$242	$49	$(97)	$632

(1)	Excludes discontinued operations

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended June 30, 2014
	After Tax(1)	Diluted EPS(2)
Income from continuing operations	$220
Less: Net income attributable to noncontrolling interests	12
Net income attributable to Cameron from continuing operations	208	$1.02
Adjustments:
Gain from remeasurement of prior interest in equity method investment(1)	(6)
Impairment of intangible assets(1)	3
Net income attributable to Cameron excluding charges (credits)	$205	$1.00

(1)	Individual adjustment assumes a 23.0% effective tax rate
(2)	Based on 205 million diluted shares

	Three Months Ended June 30, 2013
	After Tax	Diluted EPS (2)
Income from continuing operations	$136	$0.55
Adjustments:
Foreign currency losses(1)	3
OneSubsea tax consequences	24
Other costs(1) –
OneSubsea formation costs	23
Acquisition integration costs	1
Mark-to-market impact on currency derivatives not designated as accounting hedges	(2)
Currency devaluation, litigation, restructuring and other costs	7
Net income excluding charges	$192	$0.77

(1)	Individual adjustments assume an 20.0% effective tax rate
(2)	Based on 248 million diluted shares